ARTHUR ANDERSEN


Ms. Cheryl Johnson                                       Arthur Andersen LLP
Chief Financial Officer                                  Suite 1400
Quentra Networks, Inc.                                   6320 Canoga Avenue
1640 S. Sepulveda Blvd.                                  Woodland Hills CA 91367
Suite 222
Los Angeles, California 90025                            www.arthurandersen.com

January 15, 2001

Dear Cheryl:

This is to confirm that the client-auditor relationship between Quentra Networks, Inc. (formerly Coyote Network Systems, Inc. (Commission File Number 1-5486) and Arthur Andersen LLP has ceased.

Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP